NATIONAL-STANDARD COMPANY

                           DEFERRED COMPENSATION PLAN

            (As Amended and Restated Effective as of January 1, 1996)










                            NATIONAL-STANDARD COMPANY

                           DEFERRED COMPENSATION PLAN


1.   Name of Plan.

     This plan has been established by National-Standard Company (the "Company") and shall be known as the National-Standard Company Deferred Compensation Plan, hereafter referred to as "the Plan."

2.   Objective.

     The objective of the Plan is to provide an unfunded arrangement under which eligible personnel may elect to defer a portion or all of their base compensation and/or bonuses to a future date.

3.   Eligibility.

     The following employees of the Company shall be eligible to participate in the Plan for a calendar year:

     (a) All salaried personnel within the United States with an annual base compensation of more than the dollar amount determined under Internal Revenue Code Section 414(q)(1)(C); and

     (b) All salaried personnel participating in the National-Standard Company Bonus Plan.

     In addition to the employees identified above, prior to December 31 of each year, the Chief Executive Officer of the Company may designate additional employees as eligible to participate in the Plan for the following calendar year. An employee's designation as a participant for a calendar year shall not confer upon the employee any right to participate in the Plan for any subsequent year.

4.   Rules and Regulations.

     The Compensation Committee of the Board of Directors, hereafter referred to as "the Committee," may establish such rules and regulations as it deems necessary for effective administration of the Plan. Full power and authority to construe, interpret and administer this Plan shall be vested in the Committee. In particular, the Committee shall have full discretionary power and authority to make each determination provided for in this Plan, and all determinations made by the Committee shall be conclusive upon the Company, upon each eligible employee, and upon each eligible employee's designees. If one or more members of the Committee are disqualified by personal interest from taking part in a particular decision, the remaining member or members of the Committee (although less than a quorum) shall have full power to act on such matter.

5.   Administration.

     Subject to paragraph 4, above, the Plan shall be administered on a daily basis by one or more designated representatives of the Finance and/or Human Resource Departments under the direction of the Chief Executive Officer.

6.   Participation.

     Eligible employees may participate in the Plan by making an "irrevocable" election to defer a portion of their base compensation and/or bonus earned.

     (a) Such election shall be on the form provided by the designated Company representative and shall specify: (i) the portion of the eligible employee's base compensation and/or bonus to be deferred, (ii) the period of deferral, and (iii) the manner of payment of such deferred amounts (i.e., lump sum, approximately equal monthly installments, or both). The form by which an eligible employee may elect to participate in the Plan is attached hereto as Exhibit A and, as it may be amended from time to time in accordance with the provisions of Item 20 below, forms a part of the Plan. Subject to rules established by the Committee, an eligible employee who wishes to participate in the Plan must complete the election form provided by the designated Company representative and file such form with the designated Company representative prior to the first day of the calendar year in which the amounts to be deferred are earned and would otherwise be paid; provided, however, that an employee who becomes an eligible employee after the Effective Date may make his or her first such election during the thirty (30) day period next following the date on which such person becomes an eligible employee, to be effective as of the date filed with the designated Company representative. Each such election shall apply to all of the base compensation and/or bonus amounts earned by such employee after the date as of which the election is made, and until such time as the election is terminated either pursuant to Item 6(b) below or due to the participant's ceasing to be an eligible employee. Such an election by an employee, once made, shall be irrevocable by the employee with respect to all amounts earned by the employee while the election is in effect.

     (b) An eligible employee may terminate an election to defer the receipt of base compensation and/or bonuses at any time by written direction to the designated Company representative. Any such termination shall take effect with respect to the base compensation and/or bonuses payable to such eligible employee for calendar years commencing after the written direction is received by the designated Company representative. An eligible employee who has terminated an election to defer the receipt of base compensation and/or bonuses may not again elect to defer the receipt of base compensation and/or bonuses until a period of twelve (12) months has elapsed from the Effective Date as of which the previous election was terminated. A separate account shall be established with respect to the deferred amounts payable pursuant to each such election.

     (c) Deferred amounts shall be subject to the rules set forth in the Plan, and each participant shall have the right to receive cash payments on account of previously deferred base compensation and/or bonus amounts only in the amounts and under the circumstances hereinafter set forth.

7.   Effect of Election.

     (a) Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. All amounts deferred hereunder shall be reflected on the Company's books of accounts
          as general unsecured and unfunded obligations.   If the Company,
          in its discretion, should from time to time set aside amounts for the purposes of payment of salaries and bonuses deferred hereunder, such amounts shall be solely for the Company's own account and shall not in any way be considered to create a fund or trust for the benefit of the participant or the participant's beneficiaries; the participant shall have no right, title, or interest in or to any such investments; and the participant's rights hereunder shall be solely those of an unsecured creditor to receive the payments provided hereunder.

     (b) Participation in the Plan shall not confer on the participant any right to remain employed with the Company for any period of time, nor the right to receive a bonus in any year.

8. Establishment of Accounts. The Company will maintain a recordkeeping account in the name of each participant which will reflect his base compensation and/or bonuses deferred under the Plan, and the income, losses, appreciation and depreciation attributable thereto. The Company also may maintain such other accounts as it considers advisable, including but not limited to subaccounts for each participant to reflect different elections by the participant pursuant to subparagraph 6(b). References in the Plan to a participant's "account" means all accounts maintained in his name under the Plan.

9.   Adjustment of Accounts.

     As of the end of each calendar quarter, the Company shall:

     (a) First, charge to the proper accounts all payments or distributions made since the end of the preceding calendar quarter (that have not been charged previously) as of the date such payments or distributions were actually made to the participant;

     (b) Next, credit participants' accounts with the amount of deferred base compensation and/or bonuses, if any, that are to be credited as of the date such amounts otherwise would have been paid to the relevant participant and which have not been credited previously to the participants' accounts;

     (c) Finally, credit participants' accounts with interest, at the rate specified below, based on each participant's average account balance for such calendar quarter. A participant's average account balance shall be determined by determining the participant's daily account balance after application of subparagraphs (a) and (b) above, and averaging such account balances by the number of days in the such calendar quarter.

     While the Company has no obligation to invest or reinvest any funds pursuant to this Plan, the Company agrees that interest shall be credited at a rate of interest equal to the thirty (30) year fixed Federal National Mortgage Association (FNMA) rate, published in The Wall Street Journal as of the close of business on the first day of the first month of such calendar quarter.

10.  Effect on Other Benefit Plans.

     Amounts deferred under this Plan shall be considered in computing benefits under other Company benefit plans only in accordance with the provisions of such other plans and applicable federal, state, or local laws and regulations.

11.  Designation of Beneficiaries.

     Each participant shall have a right to designate beneficiaries who are to receive payments due the participant under the Plan in the event of the participant's death. The designation of beneficiaries shall be in writing on the form provided, which must be signed by the participant. The form by which a participant may designate a beneficiary is attached hereto as Exhibit B and, as it may be amended from time to time in accordance with the provisions of Item 20 below, forms a part of the Plan. Each designation will revoke all prior designations by the participant, and will be effective only when filed by the participant with the designated Company representative. Should a beneficiary not be designated or a designated beneficiary die without a secondary or designated successor beneficiary, distribution shall be made to the participant's estate.

12.  Disability.

     If a participant or a designated beneficiary is under legal disability or, in the opinion of the Committee, is in any way incapacitated to the point of not being able to manage his or her financial affairs, the Committee may direct that any payment hereunder be made to the participant's or beneficiary's legal representative, or in any manner it determines is in the best interest of the participant or beneficiary.

13.  Severe Financial Hardship.

     Although elections under the Plan are irrevocable, termination of the current year's deferral or withdrawal from account balances prior to elected periods may be made in the case of an unanticipated, severe financial hardship due only to the health or educational needs of the participant or his dependents (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) beyond the control of the participant. Termination or withdrawal for any other material needs will not be permitted. Requests for such termination of deferral or for withdrawal of funds must be submitted in writing with proof of hardship to the designated Company representative along with an estimate of the amounts necessary to prevent severe financial hardship. Hardship payments shall only be made to the extent necessary to satisfy the financial hardship, and shall not be made to the extent that the hardship is or may be relieved through reimbursement or compensation, by insurance or otherwise, by cessation of deferrals pursuant to the Plan, or by liquidation of the participant's assets (to the extent such liquidation itself would not cause severe financial hardship). Any funds withdrawn under such conditions shall be distributed via a regular payroll check.

14.  Other Termination of Employment.

     If a participant is terminated from the employment of the Company for any reason other than retirement, disability or death, the Company shall have the right, in its sole discretion, to pay the balance of the deferred amount in the participant's account in a lump sum, or in installments within a reasonable period of time following such termination of employment, irrespective of the manner or time elected by the participant to receive such deferred payments.

15.  Change of Control.

     In the event of a change of control of the Company, the amount in each participant's account on the day immediately preceding the change of control date (as hereinafter defined) shall be paid to the participant in a lump sum within a reasonable period of time following the change of control date, irrespective of the manner or time elected by the participant to receive payment of the amount. In determining the amount of each participant's account, interest shall be accrued on the day immediately preceding the change of control date, in accordance with Item 9 of the Plan, as if that day were the last day of the calendar quarter. For purposes of this Item, the "change of control" date shall mean the earliest date on which:

     (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, representing at least 25% of the combined voting power of the Company's then outstanding securities, or

     (b) a majority of the individuals comprising the Company's Board of Directors have not served in such capacity for the entire two-year period immediately preceding such date, or

     (c) a change occurs of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

     provided, however, that if the transactions or elections causing a date to be a change of control date shall have been approved by an affirmative vote of a majority of the "continuing directors," such date shall not be deemed to be a change of control date. A "continuing director" means a person who was a member of the Board of Directors of the Company immediately prior to the transactions or elections, resulting in there being a change of control date, or who was designated (before his initial election or appointment as a director) as a continuing director by a majority of the whole Board of Directors, but only if the majority of the whole Board of Directors then consisted of continuing directors, or if a majority of the whole Board of Directors did not then consist of continuing directors, by a majority of the then continuing directors. Notwithstanding the foregoing provisions of this Item 15, the receipt of or investment in stock of the Company by a trust maintained by the Company which is tax-exempt under Section 501(a) of the Internal Revenue Code in amounts which comply with Section 407 of the Employee Retirement Income Security Act of 1974 prior to a change of control date as otherwise defined herein shall not cause a change of control date to occur.

16.  Payment of Account Balances.

     The Company shall pay to each participant or beneficiary from the general assets of the Company the amount of his or her account balance in the manner elected by the participant, unless such payments are to be made in a different manner and/or at an earlier date pursuant to Items 12, 13, 14 or 15 herein.

17.  Withholding.

     The Company shall withhold the amount of local, state or federal taxes required by law from payments ultimately paid under the Plan.

18.  No Alienation.

     To the extent permitted by law, the right of any participant or any beneficiary to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of the participant or beneficiary, and any such benefit or payment shall not be subject to anticipation, sale, alienation, transfer, assignment or encumbrance.

19.  Determination of Taxability.

     Should the Internal Revenue Service determine that any amount deferred by the participant under the Plan is currently taxable, even though not received by the participant, the Company shall pay to such participant, immediately upon receipt of a copy of the final IRS determination of taxability, the amount of deferred compensation and/or bonuses deemed to be subject to tax.

20.  Amendment or Termination.

     The Plan may be terminated or amended at any time in whole or in part as determined by the Board of Directors of the Company; provided, however, that no such amendment or termination shall (without the participant's consent) alter a participant's right to payments of amounts previously credited to such participant's accounts prior to the date of such amendment or termination, or the amount or times of payment of such amounts.

21.  Miscellaneous.

     (a) Plan Binding. This Plan shall be binding upon and inure to the benefit of the Committee, the Company, the participants, their legal representatives, successors and assigns, and all persons entitled to benefits hereunder.

     (b) Notice. Any notice given in connection with the Plan shall be in writing and shall be delivered in person or by certified mail, return receipt requested. Any notice given by certified mail shall be deemed to have been given upon the date of delivery indicated on the certified mail return receipt, if correctly addressed.

     (c) Expenses. The expenses of administering the Plan shall be borne by the Company.

     (d) Applicable Law. This Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Michigan.

     (e) Action by Company. Any action required or permitted to be taken by the Company under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

22.  Effective Date.

     The Plan originally was effective as of November 19, 1986. The effective date of this amendment and restatement is January 1, 1996.

                                  SUPPLEMENT A

                                       TO

                            NATIONAL-STANDARD COMPANY
                           DEFERRED COMPENSATION PLAN


A-1  Purpose.

     The purpose of this Supplement A is to allow eligible employees under the Plan to make a special deferral election with respect to the amount (if any) of before-tax contributions which they may be prevented from making under the National-Standard Company Employees' Stock Savings Plan (the "ESSP"), due to the nondiscrimination requirements of Section 401(k) or the maximum limitations on elective deferrals under Section 402(g) of the Internal Revenue Code, and to provide for a Company contribution hereunder based upon the amount of such deferrals as described in Paragraph A-3 below. Elections made under this Supplement A shall be in addition to any other deferral election made under the Plan.

A-2  Eligible Employee's Election.

     In accordance with Item 6(a) of the Plan, each eligible employee may make an irrevocable written election to defer an amount of base compensation and/or bonuses equal to the amount such employee is prevented from contributing to the ESSP as a before-tax contribution under the ESSP, due to the Section 401(k) nondiscrimination rules or the Section 402(g) elective deferral limitations.

A-3  Company Contributions.

     For each calendar year, the Company will contribute on behalf of each participant hereunder an amount equal to the matching contribution the participant would have received under the ESSP if the amount deferred by the participant under this Supplement A for that year was deferred as before-tax contributions under the ESSP; provided that the amount deferred by a participant for any year under this Supplement A which shall be recognized for purposes of this Paragraph A-3 shall not exceed the Section 402(g) effective deferral limitation in effect for that year, reduced by his before-tax contributions to the ESSP.

A-4  Terms.

     The definition of terms used under the ESSP, such as "before-tax contributions," are hereby incorporated by reference. All other terms and conditions of the Plan shall apply to this Supplement A, except that where such terms and conditions of the Plan and this Supplement A conflict, the terms and provisions of this Supplement A shall govern.